KCSA
PUBLIC RELATIONS
WORLDWIDE                                                                   NEWS
--------------------------------------------------------------------------------
Public & Investor Relations, Corporate & Marketing Communications


FOR:                       MEDIX RESOURCES, INC.

CONTACT:                   John R. Prufeta, President and CEO
                           (212) 697-2509
                           (212) 681-9817 (fax)
                           jprufeta@cymedix.com
                           --------------------

KCSA INVESTOR              Sarah Shepard / Elena Bonaiuto
CONTACTS:                  (212) 896-1236 / (212) 896-1233
                           (212) 697-0910 (fax)
                           sshepard@kcsa.com / ebonaiuto@kcsa.com
                           -----------------   ------------------

KCSA MEDIA                 Jessica Gates / Kevin Rini
CONTACTS:                  (212) 896-1229 / (212) 896-1292
                           jgates@kcsa.com / krini@kcsa.com
                           ---------------   --------------

                                                           FOR IMMEDIATE RELEASE

               MEDIX RESOURCES, INC. REPORTS THIRD QUARTER RESULTS

NEW YORK, November 16, 2000 -- Medix Resources, Inc. (AMEX: MXR) today announced the Company's financial results for the third quarter ended September 30, 2000.

         Revenues from continuing operations for the third quarter of 2000 totaled $104,000. The Company reported no revenues from continuing operations in 1999. Net loss for the third quarter was $1,380,000, or $(0.03) per common share, compared with a net loss of $(1,169,000), or $(0.06) per common share, for the 1999 third quarter.

         The Company's wholly-owned subsidiary, Cymedix Lynx Corporation, currently provides all of Medix's revenues. Selling, general, and administrative expenses increased approximately $548,000, from $480,000 for the three months ended September 30, 1999, to $1,028,000 for the three months ended September 30, 2000, due primarily to increased marketing activities for the Cymedix.com(R) software products. Interest expense totaled $3,000 for the three months ended September 30, 2000 compared to $29,000 for the three months ended September 26, 1999, due to the pay-down of a credit line in connection with the sale of the Company's staffing business during the first quarter of this year.

         The Company had $2,273,000 in cash as of September 30, 2000, with net working capital of $1,917,000. During the first nine months of 2000, net cash used in operating activities was $3,337,000 and additional paid in capital of $5,884,000 was raised from the exercise of options




800 Second Avenue               Tel 212 682 6300              E-mail pr@kcsa.com
New York, NY 10017              Fax 212 697 0910              www.kcsa.com

MEDIX REPORTS/2

and warrants. As of November 15, 2000, the Company had $1,252,367 in cash. Medix may be able to access up to approximately $2.5 million through the exercise of outstanding callable warrants.

         John R. Prufeta, President and Chief Executive Officer of Medix, commented, "During the third quarter, Medix made significant progress in developing and refining our technologies, expanding our distribution channels, and growing our sales pipeline. Furthermore, we believe that we are making significant progress in our strategy to attract long-term strategic capital, although timing, as is typically the case with strategic financings, is uncertain until the transaction closes. We believe that we are building momentum on these fronts that we look forward to sharing with investors as we reach tangible and significant milestones. "

About Medix Resources, Inc.

         Medix Resources, Inc., through it wholly-owned subsidiary, Cymedix Lynx Corporation, is a developer and provider of a suite of fully secure, patented Internet based software products, that allow instantaneous communication of high value added healthcare information among doctor offices, hospitals, health management organizations and insurance companies. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling (800) 326-8773.

                                      # # #

Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of those products, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB for 1999,and form 10QSB for the current third quarter, which were filed with the Securities and Exchange Commission on March 30, 2000 and November 14th 2000, respectively. This information is available from the SEC or the Company.

                     This press release is available on the

            KCSA Public Relations Worldwide Web site at www.kcsa.com.